EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Contact:                    Emanuel N. Hilario, Chief Financial Officer, 312-202-1343

Angelo and Maxie’s, Inc.

Angelo and Maxie’s Reports First Quarter Results, Announces Series A Preferred
Stock Dividend and Provides Strategic Alternatives Review Update

CHICAGO, May 8, 2003 – Angelo and Maxie’s, Inc. (OTCBB: AGMX) announced total revenues for the quarterly period ended March 31, 2003, were $6.8 million, as compared with total revenues of $7.3 million in the comparative period of 2002. The decrease in revenues is primarily due to the disposition of one restaurant in the fourth quarter of 2002. Same store sales for the quarterly period ended March 31, 2003, decreased by 1.1% compared with the comparative period of 2002.

For the quarterly period ended March 31, 2003, the Company incurred a net loss applicable to common shares of ($175,000), or ($0.09) net loss per common share. The net loss applicable to common shares for the comparative period of 2002 was ($1,183,000), or ($0.60) net loss per common share.  Results for the 2002 quarter include a loss from discontinued operations of ($430,000), or ($0.22) net loss per common share.

Kenneth R. Posner, President and Chief Executive Officer, stated, “Revenues and profits in the first quarter were negatively affected by severe weather in the Northeast and general economic conditions.  This was mitigated to some extent by the inclusion of New Year's Eve in the 2003 quarter.  We are pleased that operating margins have been sustained in this challenging economic environment.”

The Company also announced that its Board of Directors has declared a dividend on each share of the Company’s Series A Preferred Stock (OTCBB: AGMXP) outstanding on May 15,

2003.  Holders of record on that date will receive a dividend of $.1125 per share, payable in cash on June 2, 2003.

As previously reported, subsequent to the sale of the Chart House and Peohe’s restaurants in July 2002, the Company has been continuing its review of strategic alternatives, focusing on a sale of the entire Company.  Although the Company has engaged in discussions with potential interested parties, no definitive agreements have been reached and no assurances can be given that a sale will be consummated.

Headquartered in Chicago, Angelo and Maxie’s, Inc. currently operates five Angelo and Maxie’s Steakhouses in the Eastern United States.

Certain of the statements contained in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include financial projections, estimates and statements regarding plans, objectives and expectations of the Company and its management. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Information on significant potential risks and uncertainties is set forth more fully in the Company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10- Q, reports on Form 8-K and annual reports on Form 10-K.

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ANGELO AND MAXIE’S, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarterly periods ended
	March 31, 2003	April 1, 2002
Revenues	$6,805	$7,327
Operating costs and expenses:
Cost of sales	2,439	2,650
Restaurant labor	1,571	1,732
Other operating costs	1,159	1,467
Rent	601	616
Total restaurant costs	5,770	6,465
General and administrative expenses	668	197
Depreciation and amortization	320	438
Loss on disposal of assets	11	2
Total restaurant and operating costs	6,769	7,102
Income from operations	36	225
Interest expense, net	30	886
Other income	(51)	(130)
Income (loss) from continuing operations before income taxes	57	(531)
Provision for income taxes	—	—
Income (loss) from continuing operations	57	(531)
Loss from discontinued operations	—	(430)
Net income (loss)	$57	$(961)
Preferred dividends	232	222
Net loss applicable to common shares	$(175)	$(1,183)
Net loss per common share -
Basic and diluted:
Continuing operations	$(0.09)	$(0.38)
Discontinued operations	—	(0.22)
	$(0.09)	$(0.60)

Weighted-average shares outstanding	1,989	1,977